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Exhibit (a)(1)(D)

Form of Notice of Withdrawal

Angelica Corporation
Withdrawal of Previously Tendered Options

Pursuant to the Offer to Purchase Dated July 3, 2008

THE WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M. ST. LOUIS TIME,
ON AUGUST 4, 2008, UNLESS THE OFFER IS EXTENDED

        All terms used in this withdrawal letter (the "Withdrawal Letter") but not defined herein shall have the meanings ascribed to them in the offer to purchase. This Withdrawal Letter is for use by option holders who previously tendered their options.

        Pursuant to the terms and subject to the conditions of the offer to purchase dated July 3, 2008, the election to tender options previously submitted to Angelica Corporation ("Angelica"), and this Withdrawal Letter, the option holder completing this form hereby withdraws the tender of all the "in-the-money" or all of the "out-of-the-money" options that he or she previously tendered pursuant to the offer to purchase and the election to tender options.

        The option holder completing this form understands, acknowledges and agrees that:

  •
  subject to the terms and conditions of the offer, the option holder may withdraw the tender of tendered options prior to 10:00 a.m. St. Louis Time on August 4, 2008;

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  he or she may not rescind any withdrawal, and will not be deemed to properly accept the offer after any valid withdrawal, unless he or she properly re-tenders his or her options before the expiration of the offer by the following the procedures described in the offer to purchase;

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  all withdrawn options will remain outstanding pursuant to their current terms and conditions, including their current exercise prices and vesting schedule;

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  neither Angelica nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. Angelica will determine, in its sole discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Letters, which determination will be final and binding on all parties;

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  all authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the option holder's death or incapacity, and all of such option holder's obligations hereunder shall be binding upon his or her heirs, personal representatives, successors and assigns. As stated above, this Withdrawal Letter may not be rescinded; and he or she agrees to all of the terms and conditions of the offer and this Withdrawal Letter.

        This Withdrawal Letter must specify the name of the option holder who is withdrawing from the offer and must be signed by the option holder who submitted the Election to Tender Options.

        Important: To validly withdraw from the offer, Angelica must receive, at the address set forth below, this Withdrawal Letter, or a facsimile or PDF thereof to the number or email set forth below, properly completed and signed by the option holder, while he or she still has the right to withdraw from the offer. The method by which the option holder delivers any required document is at the option holder's option and risk, and the delivery will be deemed made only when actually received by Angelica. If the option holder elects to deliver the option holder's documents by mail, Angelica recommends using registered mail with return receipt requested. In all cases, the option holder should allow sufficient time to ensure timely delivery prior to the expiration date.

Angelica Corporation
424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
Attention: Jerre Simmons
Telephone: (314) 854-3826
Facsimile: (314) 854-3949
jsimmons@angelica.com

ELECTION TO WITHDRAW TENDERED OPTIONS

"In-the-Money" Options

        Set forth below is information regarding "in-the-money" options the option holder wishes to withdraw (attach additional sheets, if necessary).

Option Date	Option Exercise Price	Options Outstanding(1)	Number of Options to be Withdrawn
Total

(1)
Represents the total number of shares for which the option remains outstanding (i.e., the total number of shares for which the option has not been exercised).

Please check the box:

☐    I wish to withdraw my election to tender my outstanding "in-the-money" options and instead REJECT the offer to purchase my "in-the-money" options. I do not wish to tender any "in-the-money" options and I will not receive any cash payment from Angelica for my "in-the-money" options.

"Out-of-the-Money" Options

        Set forth below is information regarding "out-of-the-money" options the option holder wishes to withdraw (attach additional sheets, if necessary).

Option Date	Option Exercise Price	Options Outstanding(1)	Number of Options to be Withdrawn
Total

(1)
Represents the total number of shares for which the option remains outstanding (i.e., the total number of shares for which the option has not been exercised).

Please check the box:

☐    I wish to withdraw my election to tender my outstanding "out-of-the-money" options and instead REJECT the offer to purchase my "out-of-the-money" options. I do not wish to tender any "out-of-the-money" options and I will not receive any cash payment from Angelica for my "out-of-the-money" options.

        I have read and agree with the understandings and acknowledgments set forth on page 1 of this Withdrawal Letter.

Name:
Signature of Holder	Date:	, 2008

        This Withdrawal Letter must be signed by the option holder. Angelica will not accept any alternative, conditional or contingent Withdrawal Letters.

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Form of Notice of Withdrawal